Exhibit 99.1

bcgi Announces New Chief Financial Officer

Bedford, Mass.; Jan. 8, 2007 - bcgi (NASDAQ: BCGI), a leading provider of products and solutions to mobile operators and MVNOs worldwide, today announced that Joseph Mullaney will join the bcgi management team as the Company’s new Chief Financial Officer.

Mr. Mullaney joins bcgi as chief financial officer, overseeing all finance and human resource functions for the Company. Mr. Mullaney has more than 20 years of corporate finance experience, including 14 years as a CFO. He joins bcgi from SofTech, Inc., a publicly-traded product lifecycle management software provider, where he held various positions, including president, CEO and CFO. During his tenure at SofTech, he directed a financial strategy that resulted in five consecutive years of positive cash flow. Prior to SofTech, Mr. Mullaney worked for PricewaterhouseCoopers, working with clients in the high-technology sector. He holds a Bachelor of Business Administration from Stonehill College and a Masters of Business Administration from Northeastern University.

“With Joe’s experience leading successful financial strategies in the technology industry, he will be a valuable addition to the bcgi executive management team,” said Paul J. Tobin, bcgi acting president and CEO. “I am pleased to welcome him to bcgi.”

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About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Contact:

bcgi Media Inquiries

Stephanie Myers Pachucki

1-781-904-5026

spachucki@bcgi.net